EXHIBIT 10.38

SEARS HOLDINGS

J. DAVID WORKS
Senior Vice President and President, Talent and Human Capital Services

April 30, 2010

Mr. Dane Drobny

[Address Omitted]

Dear Dane,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President, General Counsel and Corporate Secretary, reporting to SHC’s Chief Executive Officer and the Board of the Legal Business Unit. You will be the most senior legal officer and have the most senior legal function at SHC. Your start date will on or before May 17, 2010 (hereinafter, the “Start Date”). This letter serves as confirmation of our offer. Although this letter serves as confirmation of our offer, please note that the offer is subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $650,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan with an annual incentive opportunity of 75% of your base salary. Your target incentive under the Sears Holdings Corporation 2010 Annual Incentive Plan (“2010 AIP”) will be prorated from your Start Date through January 29, 2011, the last day of SHC’s 2010 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.

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Participation in the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”). Sears Holdings Corporation has historically provided annual LTIP awards to its executives, with performance cycles of three years and award amounts established as a percentage of base salary. You will first become eligible to participate in an LTIP award at 150% of your base salary starting with the 2010 program as then approved by the Compensation Committee of SHC’s Board of Directors. Your participation in future LTIP’s will be at a level comparable to similarly positioned executives of the Company.

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You will receive a grant of restricted stock valued at $500,000 under the Sears Holdings Corporation Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be your Start Date. The restricted shares granted will be scheduled to vest in full on the third anniversary of the grant date. Your restricted stock grant is contingent upon you signing the Executive Severance Agreement (referred to below).

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You will receive a one-time sign-on bonus of $150,000 (gross). This sign-on bonus will be payable within thirty (30) days following your Start Date. In the event you voluntarily terminate your employment with SHC other than for Good Reason (as defined in the Executive Severance Agreement referred to in the paragraph below) or are terminated by SHC for “Cause” (as defined in the Executive Severance Agreement referred to in the paragraph below) within twelve (12) months of your Start Date, you will be required to repay this amount to the Company. In the event you voluntarily terminate your employment with SHC other than for Good Reason (as defined in the Executive Severance Agreement referred to in the paragraph below) or are terminated by SHC for “Cause” (as defined in the Executive Severance Agreement referred to in the paragraph below) more than twelve (12) months following your Start Date but prior to twenty four (24) months of your Start Date, you will be required to repay fifty percent (50%) of this amount to the Company.

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You will be required to sign an Executive Severance Agreement. If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement), you will receive one (1) year of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to disclose confidential information and for one (1) year following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in the agreement for one (1) year following termination of employment. The non-disclosure, non-solicitation and non-compete provisions apply regardless of whether you are eligible for severance benefits under this agreement. As noted above, the restricted stock grant is conditioned upon you signing this agreement.

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You are eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your Start Date. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Dane, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement.

Sincerely,

/s/ J. David Works
J. David Works
Enclosure
Accepted:

/s/ Dane Drobny	4/30/10
Dane Drobny	Date